THOMAS NELSON, INC.
                        501 Nelson Place
                        P.O.  Box 141000
                 Nashville, Tennessee 37214-1000

                    -------------------------

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    -------------------------

           The  Annual Meeting of Shareholders (the  "Annual
     Meeting") of Thomas Nelson, Inc. will be held at the Loews Vanderbilt Plaza, 2100 West End Avenue, Nashville, Tennessee, at 11:00 a.m., local time, on Thursday, August 20, 1998, for the following purposes:

          1. To elect two directors in Class One to serve for a term of three years or until their respective successors are elected and take office.

          2.   To   transact  such  other  business  as  may
               properly come before the Annual Meeting or any adjournment thereof.

           Only shareholders of record at the close of business on June 29, 1998, will be entitled to notice of and to vote at the Annual Meeting.

           Whether or not you plan to attend the meeting in person, please complete, date, sign, and return promptly the enclosed proxy. The proxy may be revoked at any time prior to the exercise thereof, and the giving of the proxy will not affect your right to attend the Annual Meeting and vote in person.

                          By order of the Board of Directors.


                          /s/ Sam Moore

                          SAM MOORE,
                          President


     Nashville, Tennessee
     July 10, 1998




                       THOMAS NELSON, INC.
                        501 Nelson Place
                        P.O.  Box 141000
                 Nashville, Tennessee 37214-1000

                          -------------

                         PROXY STATEMENT

                          -------------

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Thomas Nelson, Inc., a Tennessee corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on August 20, 1998 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying notice, and at any adjournment thereof. It is expected that this proxy statement, the form of proxy and the Company's Annual Report to Shareholders will be mailed to shareholders on or about July 10, 1998.

     Only shareholders of record at the close of business on June 29, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On such date, the issued and outstanding voting securities of the Company consisted of 14,231,629 shares of Common Stock (the "Common Stock") and 1,111,924 shares of Class B Common Stock (the "Class B Common Stock"). Each share of Common Stock and Class B Common Stock entitles the holder thereof to one vote and ten votes, respectively, on each matter presented for action at the Annual Meeting.

      All proxies delivered pursuant to this solicitation may be revoked at any time prior to the voting thereof by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation, or duly executing a proxy bearing a later date. The giving of the proxy will not affect the right of the shareholder to attend the Annual Meeting and vote in person. If not revoked, all proxies that are properly signed and returned to the Company will be voted in accordance with instructions contained thereon. If no instructions are given, the persons named in the proxy will vote the shares represented thereby FOR the approval of the election as directors of all nominees set forth under PROPOSAL NO. 1.


            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND MANAGEMENT


     The following table sets forth certain information as of the Record Date with respect to those persons known to the Company to be the beneficial owners (as defined either by the rules of the Securities and Exchange Commission (the "Commission")) of more than five percent (5%) of either Common Stock or the Class B Common Stock and with respect to the beneficial ownership of the Common Stock and Class B Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all executive officers and directors of the Company as a group. Except as otherwise specified, the shares indicated are presently outstanding, and the Company believes the beneficial owner has sole voting and investment power over the indicated shares.


                                                     Amount
                             Amount                of Class B
                            of Common              Common Stock
                            Stock Bene-              Benefi-
                             ficially    Percent     cially      Percent
                              Owned         of        Owned         of
Name of Beneficial Owner    #<F1><F2>     Class     #<F1><F2>     Class
---------------------------------------------------------------------------
Sam Moore **** <F3>          1,724,552    11.2%      633,153      52.2%
S.  Joseph Moore**** <F4>      293,798     1.9       157,485      13.4
Brownlee O.
  Currey, Jr.** <F5>           186,754     1.2         4,035        *
W.  Lipscomb
  Davis, Jr.** <F6>             15,843      *          2,531        *
Robert J. Niebel,
  Sr.** <F6>                    29,054      *          3,692        *
Millard V. Oakley** <F7>       375,159     2.4        19,542       1.8
Joe M. Rodgers** <F8>           19,885      *              0
Cal Turner, Jr.** <F5>          16,166      *              0
Andrew J. Young** <F5>           8,610      *              0
Joe L. Powers*** <F9>          137,400      *         90,012       7.9
Byron D.
  Williamson*** <F10>           44,060      *         10,039        *
Raymond T. Capp*** <F11>        34,036      *         15,000        *
All Executive Officers
  and Directors as a
  group (16 persons) <F12>   3,156,534    20.0     1,039,190      76.2
----------------
     * Indicates less than 1%.
    ** Director.
   *** Named Officer.
  **** Director and Named Officer.

<F1> Pursuant to the rules of the Commission, shares of Common
     Stock that certain beneficial owners presently have the right to acquire pursuant to the conversion provisions of the Company's 5 3/4% Convertible Subordinated Notes due 1999 (the "Convertible Notes") are deemed outstanding for the purpose of computing such beneficial owner's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of the other beneficial owners shown in the table. Likewise, the shares subject to options held by directors and executive officers of the Company which are exercisable within 60 days of the Record Date are all deemed outstanding for the purpose of computing such director's or executive officer's percentage ownership and the percentage ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the percentage ownership of the other beneficial owners in the table. The share information assumes further that when such individuals can elect to receive either Common Stock or Class B Common Stock, an election is made to receive Class B Common Stock.

<F2> Shares of Class B Common Stock are convertible into an equal number of shares of Common Stock at the option of the holder, and, wherever applicable, share information set forth above with respect to the Common Stock assumes the conversion of all Class B Common Stock by the holders thereof for an equivalent number of shares of Common Stock that may be so acquired by conversion during the 60-day period commencing on the Record Date.

<F3> Includes shares issuable upon exercise of outstanding
     options to purchase 31,251 shares of Class B Common Stock under the Company's 1986 Stock Incentive Plan (the "1986 Plan") and 10,000 shares of Common Stock and 70,000 shares of Class B Common Stock under the Company's Amended and Restated 1992 Stock Incentive Plan (the "Stock Incentive Plan"), 580,471 shares of Common Stock held by four trusts of which Mr. Moore is trustee, and 23,807 shares of Common Stock and 1,633 shares of Class B Common Stock held by the Company's Employee Stock Ownership Plan (the "ESOP"), as to which Sam Moore has sole voting power. Sam Moore's spouse owns 55,741 shares of Common Stock and 3,435 shares of Class B Common Stock. Sam Moore's address is 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214-1000.


<F4> Includes shares issuable upon exercise of outstanding
     options to purchase 12,500 shares of Class B Common Stock under the 1986 Plan and 6,667 shares of Common Stock and 50,000 shares of Class B Common Stock under the Stock Incentive Plan, 22,750 shares of Common Stock and 36,785 shares of Class B Common Stock held by a trust of which S. Joseph Moore is a trustee and the sole beneficiary, 10,000 shares of Common Stock and 1,000 shares of Class B Common Stock held by trusts for the benefit of certain of S. Joseph Moore's children, and 7,695 shares of Common Stock and 92 shares of Class B Common Stock held by the ESOP, as to which
     S. Joseph Moore has sole voting power. S. Joseph Moore's spouse owns 6,625 shares of Common Stock. S. Joseph Moore's address is 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214-1000.

<F5> Includes 2,610 and 6,000 shares of Common Stock issuable upon exercise of outstanding options under the Company's 1990 Deferred Compensation Plan for Outside Directors (the "Outside Directors Plan") and the Stock Incentive Plan, respectively.

<F6> Includes 6,000 shares of Common Stock issuable upon exercise of outstanding options under the Stock Incentive Plan.

<F7> Includes 2,610 and 6,000 shares of Common Stock issuable upon exercise of outstanding options under the Outside Directors Plan and the Stock Incentive Plan, respectively, and 140,000 shares of Common Stock and 937 shares of Class B Common Stock held by a grantor trust of which Mr. Oakley is trustee and the sole beneficiary.

<F8> Includes 1,650 and 6,000 shares of Common Stock issuable upon exercise of outstanding options under the Outside Directors Plan and the Stock Incentive Plan, respectively, and 10,075 shares of Common Stock held by a limited partnership of which Mr. Rodgers is Chairman and his spouse is the general partner and majority owner.

<F9> Includes shares issuable upon exercise of outstanding
     options to purchase 9,375 shares of Class B Common Stock under the 1986 Plan and 5,000 shares of Common Stock and 20,000 shares of Class B Common Stock under the Stock Incentive Plan and 35,958 shares of Common Stock and 2,148 shares of Class B Common Stock held by the ESOP, as to which Mr. Powers has sole voting power.

<F10>Includes shares issuable upon exercise of outstanding
     options to purchase 12,500 shares of Common Stock under the 1986 Plan and 20,000 shares of Common Stock and 10,000 shares of Class B Common Stock under the Stock Incentive Plan, and 1,521 shares of Common Stock and 39 shares of Class B Common Stock held by the ESOP, as to which Mr. Williamson has sole voting power.

<F11>Includes shares issuable upon exercise of outstanding
     options to purchase 9,375 shares of Common Stock under the 1986 Plan and 9,000 shares of Common Stock and 15,000 shares of Class B Common Stock under the Stock Incentive Plan and 661 shares of Common Stock held by the ESOP, as to which Mr. Capp has sole voting power.

<F12>Includes an aggregate of 98,745 shares of Common Stock
     and 4,374 shares of Class B Common Stock held by the ESOP, and shares issuable upon exercise of options to purchase 152,381 shares of Common Stock and 252,501 shares of Class B Common Stock.


                        PROPOSAL NO.  1

                     ELECTION OF DIRECTORS


     The Amended and Restated Charter of the Company provides that the Board of Directors shall be divided into three classes with the classes to be as nearly equal in size as possible. The current Board of Directors consists of nine members, with the terms of office of the directors in Class One expiring at the Annual Meeting. The incumbent directors whose terms of office extend beyond this Annual Meeting are as follows:

                                                 Annual Meeting
                                      Director      at which
          Name                         Class      term expires
          -----------------------------------------------------
          S. Joseph Moore               Two            2000
          Robert J. Niebel, Sr.         Two            2000
          Millard V. Oakley             Two            2000
          Brownlee O. Currey, Jr.       Three          1999
          W. Lipscomb Davis, Jr.        Three          1999
          Joe M. Rodgers                Three          1999

     Mr. Cal Turner, Jr. is voluntarily retiring from service as a Class One director and has declined to be nominated for re-election. His term will expire at this Annual Meeting. The Board of Directors intends to reduce the size of the Board to eight members after the expiration of his term.

     The Board of Directors has nominated the following two persons for election as directors in Class One with terms of office of three years expiring at the Annual Meeting of Shareholders to be held in 2001:

                            Sam Moore
                         Andrew J. Young

Each of the nominees is currently a member of the Board of Directors and was previously elected as a director by the shareholders.

     It is intended that proxies received in response to this solicitation will, unless otherwise specified, be voted in favor of the election of the above persons as directors of the Company for the terms set forth above and until their successors are elected and qualified. In case any of these persons is unable or declines to serve, it is intended, in the absence of contrary direction, that the proxies will be voted for the balance of those named above and for substitute nominees selected by the Board of Directors. The Board of Directors has no reason to expect that any of the nominees will not be available for election at the Annual Meeting, and therefore does not at this time have any substitute nominees under consideration.

     A plurality of the votes cast by the shares entitled to vote in the election is required to elect a director. Shareholders have no right to vote cumulatively for directors, but rather each shareholder may cast one vote for each share of Common Stock and ten votes for each share of Class B Common Stock held by such shareholder for each director to be elected. The Board of Directors recommends a vote FOR all nominees.

     On September 30, 1997, the Commission filed civil proceedings against incumbent director Sam Moore alleging that Mr. Moore violated certain provisions and rules under the Securities Exchange Act of 1934 by "marking the close" through executing on behalf of a relative at the end of the trading day purchases of the Company's Common Stock and by failing to file timely a Form 4 reporting an unrelated sale of the Common Stock by a charitable remainder trust of which Mr. Moore was the beneficial owner. Without a hearing and without admitting or denying the Commission's allegations or findings, Mr. Moore consented to the entry of a cease and desist order before the Commission and paid a $50,000 civil penalty.

     The following table contains additional information concerning the incumbent directors who will remain in office and the director nominees. Except as indicated below, each director and nominee has been an employee of the firm(s) listed below as his principal occupation for more than the past five years.


                                                               Director
Name                       Principal Occupation          Age    Since
----------------------------------------------------------------------
Brownlee O.            President, Currey Investments.     69     1984
  Currey, Jr.            Previously served as Chairman
  (C,N & A)              of the Board of The Nashville
                         Banner Publishing Co. from
                         January 1980 to May 1998.

W.  Lipscomb           Partner of Hillsboro Enterprises;  66    1984
  Davis, Jr.             Director of American General
  (A & C)                Corporation and Genesco, Inc.

Sam Moore              Chairman of the Board, Chief       68    1961
  (E & N)                Executive Officer and
                         President of the Company;
                         Sam Moore is the father of
                         S. Joseph Moore and brother
                         of Charles Z. Moore.

S.  Joseph Moore       Executive Vice President           35    1995
 (E)                     of the Company and President
                         of Thomas Nelson Gift Division.
                         Previously served as Divisional
                         Vice President of the Company
                         in various capacities since
                         1991.  S. Joseph Moore is the
                         son of Sam Moore and the
                         nephew of Charles Z. Moore.

Robert J. Niebel, Sr.  Senior Vice President of 21st      59    1973
  (E & A)                Century Christian, Inc.

Millard V. Oakley      Businessman managing private       68    1972
  (C & N)                investments.

Joe M. Rodgers         Chairman of The JMR Group;         64    1992
 (E)                     Director of AMR/American
                         Airlines, Inc., Gaylord
                         Entertainment Company,
                         Gryphon Holdings, Inc.,
                         Lafarge Corp., Tractor
                         Supply Co. and Willis
                         Corroon Group plc.

Andrew J. Young        Vice Chairman of Law Companies     66    1993
 (E)                     Group; Co-Chairman of GoodWorks
                        International; Director of
                        Archer-Daniels-Midland Company,
                        Cox Communications, Inc.,
                        Delta Airlines, Inc. and Host
                        Marriott Corporation.  Previously
                        served as Co-Chairman of Atlanta
                        Committee for Olympic Games as
                        well as Mayor of Atlanta, Georgia
                        from 1980 to 1990.

-------------
Member of Executive (E), Compensation (C), Nominating (N),
   Audit (A) Committee



Nominations

     In accordance with the Company's Amended Bylaws (the "Amended Bylaws"), nominations of the persons for election to the Board of Directors may be made at a meeting of shareholders by or at the direction of the Board of Directors, by any nominating committee or by any shareholder of the Company entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in the Amended Bylaws. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of such meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the day of the meeting was mailed or such public disclosure was made. The Amended Bylaws require that the notice contain certain information with respect to the proposed nominee and as to the shareholder giving the notice. The Company will furnish on request to any shareholder a copy of the relevant section of the Amended Bylaws.

Board and Committee Meetings

     The Board of Directors has four standing committees--the Executive Committee, the Compensation Committee, the Audit Committee, and the Nominating Committee. The Executive Committee has all powers and authority vested in the Board of Directors, except the power to declare dividends or other corporate distributions or to remove members of the Board of Directors, but including the power to amend or repeal bylaws, to submit to shareholders matters that require shareholders' approval, and to fill vacancies on the Board of Directors or any committee of the Board of Directors. The Compensation Committee reviews and approves management compensation and administers the Company's retirement and incentive plans. The Nominating Committee recommends to the Board of Directors nominees for election to the Board of Directors. The Nominating Committee will consider nominees recommended by the holders of the Common Stock and Class B Common Stock provided such proposed nominees are submitted to the Company in the manner and within the time limit for shareholder proposals as set forth in the immediately preceding paragraph. The Audit Committee recommends to the Board of Directors the appointment of the independent auditors and reviews with the auditors' representatives the scope of their examination, their fees, the results of their examination, and any problems identified by the independent auditors regarding internal controls, together with their recommendations.

     During the last fiscal year, the Board of Directors held four meetings. The Compensation Committee held four meetings, the Nominating Committee held two meetings and the Audit Committee held six meetings. The Executive Committee held no meetings during the fiscal year. Each of the incumbent directors attended at least 75% of the aggregate of all Board of Director meetings and meetings of committees on which he served during the last fiscal year, except Mr. Young.


                     EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term and other compensation during fiscal years 1998, 1997 and 1996 for the Company's Chief Executive Officer and the persons who, in fiscal 1998, were the other four most highly compensated executive officers of the Company (collectively, the "Named Officers"):


                           Summary Compensation Table
                                                           Long-Term
                                                       Compensation Awards
                              Annual Compensation    -----------------------
                         ---------------------------- Securities
                                            Other     Underlying   All
   Name and                                 Annual     Options/   Other
   Principal                       Bonus   Compensa-     SARs    Compensa-
   Position        Year Salary($) ($)<F1>   tion($)     (#)<F2>   tion($)
----------------------------------------------------------------------------
Sam Moore          1998 $390,000  $610,000 $169,635<F3> 830,000 $ 21,239<F4>
  President        1997  325,000   415,000  169,635      30,000    4,817
  and Chief        1996  316,666         0  148,038     160,000    7,018
  Executive
  Officer

S. Joseph Moore    1998  250,000   170,000        0      70,000   11,152<F5>
  Executive        1997  250,000   176,000        0      20,000    5,289
  Vice             1996  227,035         0        0     110,000    6,762
  President

Joe L. Powers      1998  207,000   293,000        0      65,000   10,456<F6>
  Executive        1997  190,000   242,000        0      10,000    4,859
  Vice             1996  180,040         0        0      30,000    7,018
  President
  and Secretary

Byron D.
  Williamson       1998  243,000   229,000        0      65,000   10,506<F7>
  President,       1997  200,000   128,500   92,786      10,000    5,029
  NelsonWord       1996  187,893         0    9,701      55,000    5,263
  Publishing
  Division

Raymond T. Capp    1998  180,000   165,000        0      65,000    8,035<F8>
  Senior Vice      1997  150,000   124,000        0      15,000        0
  President        1996  150,000    37,000        0       9,000        0
  Operations

<F1> Includes for fiscal 1998 amounts attributable to a special bonus in recognition of performance in connection with the sale of the Company's music division in fiscal 1997, which were earned and became payable in June 1998 to each of Sam Moore, S. Joseph Moore, Joe L. Powers and Byron D. Williamson, in the respective amounts of $225,000, $75,000, $150,000 and $62,500.

<F2> Represents the number of stock options granted under the
     Company's Stock Incentive Plan.

<F3> Represents amounts paid (net of taxes) to Sam Moore to
     enable him to pay the after income tax cost of the premiums on life insurance maintained on the joint lives of Sam Moore and his wife. Such payments are contemplated by an agreement between Sam Moore and the Company, dated May 17, 1991. See "Employment and Termination Agreements."

<F4> Includes $8,035 contributed to the ESOP and $2,462
     contributed to the Company's 401(k) Plan by the Company on behalf of Sam Moore.

<F5> Includes $8,035 contributed to the ESOP and $2,375
     contributed to the Company's 401(k) Plan by the Company on behalf of S. Joseph Moore.

<F6> Includes $8,035 contributed to the ESOP and $2,421
     contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Powers.

<F7> Includes $8,035 contributed to the ESOP and $2,471
     contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Williamson.

<F8> Includes $8,035 contributed to the ESOP by the Company on behalf of Mr. Capp.



              Option/SAR Grants in Last Fiscal Year

     This table provides information as to options granted to the Named Officers during fiscal year 1998.

                     Individual Grants
           ----------------------------------------
                        Percent of
                          Total
                         Options/                     Potential Realizable
             Number of    SARs                         Value at Assumed
            Securities   Granted   Exercise             Annual Rates of
            Underlying     to        of              Stock Price Appreciation
           Options/SARs Employees   Base   Expira-  For Option Term <F2>
             Granted    in Fiscal   Price   ation  -------------------------
Name           (#)       Year<F1> ($/Sh)<F2> Date      5%($)        10%($)
----------------------------------------------------------------------------
Sam Moore     30,000<F3>   2.3%   $10.875  5/15/07  $  205,177   $  519,958
             300,000<F4>  23.4     13.000  3/02/03   1,077,498    2,380,989
             250,000<F4>  19.5     16.250  3/02/03      85,415    1,171,658
             250,000<F4>  19.5     19.500  3/02/03           0<F5>  359,158

S. Joseph
  Moore       20,000<F3>   1.6     10.875  5/15/07     136,785      346,639
              25,000<F4>   1.9     13.000  3/02/03      89,792      198,416
              25,000<F4>   1.9     16.250  3/02/03       8,542      117,166

Joe L.
  Powers      15,000<F3>   1.2     10.875  5/15/07     102,588      259,979
              25,000<F4>   1.9     13.000  3/02/03      89,792      198,416
              25,000<F4>   1.9     16.250  3/02/03       8,542      117,166

Byron D.
  Williamson  15,000<F3>   1.2     10.875  5/15/07     102,588      259,979
              25,000<F4>   1.9     13.000  3/02/03      89,792      198,416
              25,000<F4>   1.9     16.250  3/02/03       8,542      117,166

Raymond T.
  Capp        15,000<F3>   1.2     10.875  5/15/07     102,588      259,979
              25,000<F4>   1.9     13.000  3/02/03      89,792      198,416
              25,000<F4>   1.9     16.250  3/02/03       8,542      117,166

<F1> Computation of percentages excluded grants to employees whose employment terminated prior to the end of the fiscal year.

<F2> Assumes exercise of option to purchase shares of Class B
     Common Stock when either Common Stock or Class B Common
     Stock may be purchased.

<F3> Options to purchase shares of Common Stock granted on May
     15, 1997, pursuant to the Stock Incentive Plan. These options vest in three equal installments of 33 1/3% each beginning on the first anniversary of the date of grant.

<F4> Options to purchase at the election of the optionee shares of either Common Stock or Class B Common Stock granted on March 2, 1998, pursuant to the Stock Incentive Plan. These options vest on the first anniversary of the date of grant.

<F5> Realizable value is negative

                  Fiscal Year-End Option Values

     The following table provides information as to the aggregate number of shares of Common Stock and Class B Common Stock covered by both exercisable and unexercisable stock options as of March 31, 1998, and the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock or Class B Common Stock. No options were exercised by the Named Officers during the fiscal year ended March 31, 1998.



                       Number of Securities
                            Underlying          Value of Unexercised
                      Unexercised Option/SARs        Options/SARs
                      at Fiscal Year-End (#)    at Fiscal Year-End ($)<F1>
                      ---------------------------------------------------
Name                  Exercisable Unexercisable Exercisable Unexercisable
-------------------------------------------------------------------------
Sam Moore              65,104      986,147       $24,376     $1,005,625
S. Joseph Moore        39,376      173,124        26,250        148,750
Joe L. Powers          18,698       95,677        16,875        127,500
Byron D. Williamson    24,376      118,124         5,625        123,750
Raymond T. Capp        19,542       81,958         8,438        126,563

<F1> Certain outstanding options are exercisable for either
     Common Stock or Class B Common Stock and, where appropriate, the value of unexercised options reflects gains based on the closing price of either stock depending on which option to purchase stock was "in-the-money" at fiscal year end. On March 31, 1998, the closing price of the Common Stock and Class B Common Stock on the New York Stock Exchange was $13.75 and $16.00, respectively.


Directors Compensation

     Directors not otherwise employed by the Company receive $1,200 per month plus $1,000 for attending, in person, each meeting of the Board of Directors or any committee, when such committee meetings are separately called and held. Directors attending such meetings by means of a telephone conference call receive $500 for each meeting. Board members who are employed as officers by the Company receive no extra compensation for their services as directors or committee members. All directors are reimbursed by the Company for expenses incurred by them in connection with their service on the Board of Directors and committees.

     In fiscal 1998, the Company adopted the 1997 Deferred Compensation Plan for Non-Employee Directors (the "Non-Employee Directors Plan"). Pursuant to the Non-Employee Directors Plan, beginning in September 1997 directors who are not employed as officers of the Company may file with the Company an irrevocable election to defer payment of not less than fifty percent (50%) of the retainer fees to be earned during each fiscal year. Deferred amounts are invested in an account reflected in Company stock equivalent units, the number of which is computed by dividing the amount of the deferred retainer fees by the fair market value of the Company's shares on the date of deferral. Directors may elect the form and timing of payments of deferred amounts (and any earnings reflecting dividends thereon), to be paid in cash from the Company in a lump sum or installment payments after such director's sixty-fifth or seventieth birthday, based on the number of stock equivalent units in such director's account and the fair market value of the Company's shares on the first business day of the year in which payments are made. In addition, pursuant to the Stock Incentive Plan, each outside director receives a non-qualified stock option to purchase 2,000 shares of Common Stock on the date of each annual meeting of shareholders with an exercise price equal to the fair market value of the Common Stock on such date. The shares subject to such options vest on the first anniversary of the date of grant and are exercisable for a period of ten years.

Employment and Termination Agreements

     The Company has multi-year employment agreements with each Named Officer that provide for an annual base salary, the opportunity to receive incentive and bonus compensation, fringe benefits and life insurance. The employment agreement of each of Sam Moore, S. Joseph Moore and Joe Powers contains certain provisions that entitle them to receive certain payments including a severance payment and (at the employee's election) the cash out of certain stock and stock-based awards under Company incentive plans in the event they are involuntarily terminated or resign with good reason within contracted time periods following a change in control of the Company. Sam Moore's severance payment is equal to 2.99 times his then current base salary, and each of S. Joseph Moore's and Joe Powers' severance payment is equal to 2 times their respective then current base salaries. In addition, if Sam Moore retires after the expiration of his employment agreement (March 31, 2001), he will be entitled to a lump sum payment by the Company equivalent to two years' base salary, in special recognition of his service to the Company.

     The Company also has an agreement with Sam Moore which provides that upon termination of employment by the Company for any reason other than for serious misconduct, death, disability, or voluntary action by Mr. Moore, Mr. Moore will receive severance compensation equal to an amount necessary to fund certain insurance survivorship policies until a net death benefit of $10,000,000 is attained, or December 31, 2006, whichever is earlier. The policy proceeds will be paid to a trust established for the benefit of Mr. Moore's family.

Compensation Committee Report

Decisions concerning the compensation of the Company's executives are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a non-employee director. The Compensation Committee is responsible for reviewing and setting the compensation of the Company's senior executives and for establishing general executive compensation policies for the Company.

Compensation Philosophy and Policies
  for All Executive Officers

The Compensation Committee believes that the primary objectives of the Company's executive compensation policy should be:

to attract and retain talented executives by providing a compensation program that is competitive with the compensation provided to executives at companies of comparable size and position in the publishing and gift business, while maintaining compensation within levels that are consistent with the Company's business plan, financial objectives and operating performance;

to provide appropriate incentives for executives to work towards the achievement of the Company's annual performance targets established in the Company's business plan; and

to more closely align the interests of its executives with those of shareholders by providing long-term incentive compensation in the form of stock awards and options or other equity-based, long-term incentive compensation.

The Compensation Committee believes that the Company's executive compensation policies should be reviewed during the first quarter of the fiscal year when the financial results of the prior fiscal year become available. The policies should be reviewed in light of their consistency with the Company's financial performance, its business plan and its position within the publishing and gift industry, as well as the compensation policies of similar companies in the publishing and gift business. The compensation of individual executives should then be reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

In setting and reviewing compensation for the executive officers, the Compensation Committee considers a number of different factors designed to assure that compensation levels are properly aligned with the Company's business strategy, corporate culture and operating performance. Among the factors considered are the following:

Comparability--The Compensation Committee considers the compensation packages of similarly situated executives at companies deemed to be most comparable to the Company. The objective is to maintain competitiveness in the marketplace in order to attract and retain the highest quality executives. This is a principal factor in setting base levels of compensation.

Pay for Performance--The Compensation Committee believes that compensation should be in part directly linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee has relied on cash bonuses which have been determined on the basis of certain objective and subjective factors after receiving the recommendations of senior management.

Equity Ownership--The Compensation Committee believes that an integral part of the executive compensation program at the Company is equity-based compensation plans which encourage and create ownership of the Company's stock by its executives, thereby aligning executives' long-term interests with those of the shareholders. These long-term incentive programs are principally reflected in the Company's stock-based incentive plans. The Compensation Committee believes that significant stock ownership is a major incentive in building shareholder value and reviews awards of equity-based incentives with that goal in mind.

Qualitative Factors--The Compensation Committee believes that in addition to corporate performance and specific division performance, it is appropriate to consider in setting and reviewing executive compensation the personal contributions that a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, planning initiatives, development skills, public affairs and civic involvement have been deemed to be important qualitative factors to take into account in considering levels of compensation.

In connection with the annual review of the Company's executive compensation policies, the Compensation Committee deemed it appropriate to engage a nationally recognized compensation consulting firm (the "Consultant") to assist the Compensation Committee in its review and to provide advice with respect to the Company's compensation arrangements for the Company's senior executive officers for fiscal 1998. The peer group which the Compensation Committee utilized for purposes of evaluating compensation for executive officers consisted of publishing and gift companies, which are similar to the Company in size. The Compensation Committee reviewed the peer group utilized in fiscal 1998 in light of the changes in the Company's business and in the business of the companies in that peer group. The Compensation Committee determined in its subjective judgment that changes needed to be made in the peer group to improve its comparability and that the modified peer group should be used in making compensation decisions in fiscal 1999 and for use in the Performance Graph set forth in this Proxy Statement.

Compensation of Executive Officers

The Compensation Committee believes that the compensation for each of its executive officers should consist of a base salary, the potential for an annual cash bonus and equity-based long-term incentive compensation. The Compensation Committee has applied the policies described herein to fiscal 1998 compensation for executive officers, including the Named Officers.

Base Compensation. In determining whether an increase in base compensation for its executive officers was appropriate for fiscal 1998, the Compensation Committee reviewed salary ranges recommended by the Consultant and sought the advice of the Chief Executive Officer. The Compensation Committee subjectively determined base compensation on the basis of discussions with the Chief Executive Officer, a review of the base compensation of executive officers of comparable companies, the advice of the Consultant, its experience with the Company and in business generally, and what it viewed to be appropriate levels of base compensation after taking into consideration the performance of the Company and the contributions of each executive officer. As a result of this review, increases averaging approximately 14% in the base salaries for the Named Officers for fiscal 1998 were made, with specific increases varying from 0 to approximately 22%, reflecting the Compensation Committee's subjective judgment as to the competitive level of the compensation being paid to each executive, the executive's contribution to the Company's performance and the responsibilities undertaken by the executive officer. As a result of these increases, base salaries for the Named Officers were set for fiscal 1998 at approximately the 50th percentile of the base compensation of executives with similar responsibilities at comparable companies. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors which were applied subjectively in reaching its base compensation decisions.

Annual Incentive and Bonus Compensation. For fiscal 1998, the Compensation Committee established performance goals for awarding cash incentive payments, including targeted pre-tax profits for the Company, improvements in the Company's return on assets ratio and, for certain Named Officers, pre-determined margin contributions for specific divisions of the Company. The amount of any potential award varied with each executive officer. Based on satisfying certain of these performance goals, the Named Officers earned annual incentive payments aggregating $954,500 for fiscal 1998. In addition, as a result of the sale of the Company's music division in fiscal 1997 and the extraordinary profit realized by the Company as a result of the sale, the Compensation Committee determined that it was appropriate to consider the payment of a special bonus to certain of the Named Officers who contributed to the net profit realized by the Company from the sale of the music division. After discussion with and receipt of recommendations from the Consultant, the Compensation Committee determined to designate a bonus to certain executives in recognition of the contributions provided by such persons in connection with the realization of the net profit derived from the sale of the assets of the Company's music division in fiscal 1997. With respect to certain executives, half of each such executive's bonus amount was paid in fiscal 1998, with the remaining half to be deemed earned and payable in fiscal 1999. The aggregate amount of such bonus paid in fiscal 1998 to the Named Officers was $512,500 and the aggregate amount of such bonus to be paid in fiscal 1999 to the Named Officers will be $512,500.

Long-Term Incentive Compensation. The Compensation Committee believes the Company should make it a part of its regular executive compensation policies to grant annual awards of long-term, equity based incentives to executive officers and other key employees as part of the compensation package that is reviewed annually for each executive officer. In making these awards, the Compensation Committee establishes guidelines at the time of the annual review and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term, equity-based incentive compensation to the other executive officers.

As part of the Compensation Committee's annual review of the Company's executive compensation policies for fiscal 1998 and based upon the recommendations of the Consultant, the Compensation Committee determined to grant stock options with an exercise price based on the fair market value of the Common Stock on the date of grant as long-term, equity-based incentive compensation to the Company's management team. Accordingly, during fiscal 1998, the Compensation Committee considered, with the assistance of the Consultant, the amount of stock option holdings by its senior executives in relation to the holdings by senior executives of comparable companies. As a result of this analysis the Compensation Committee granted to the Named Officers annual stock option awards ("Annual Options") to purchase an aggregate of 95,000 shares of Common Stock. The Annual Options vest at a rate of 33 1/3% on the first through third
anniversaries of the date of grant.    In the fourth quarter of
fiscal 1998, the Compensation Committee considered the sufficiency of the total awards of outstanding options to key executive officers as long-term, equity-based incentive compensation in light of the need to continue to attract and retain and incentivize the executive officers of the Company.
The Compensation Committee engaged the Consultant to advise the Compensation Committee with respect to the appropriate structure of compensation awards. In connection with the review and based upon the recommendations of the Consultant, the Compensation Committee determined that additional equity incentives were appropriate and granted to the Named Officers a one-time grant ("Special Options") to purchase an aggregate of 1,000,000 shares of Common Stock or Class B Common Stock. The Special Options vest one year from the date of grant and have exercise prices of 100% to 150% of the fair market value on the date of grant. Both the Annual Options and the Special Options are non-qualified options and were granted under the 1992 Stock Incentive Plan. See "--Option/SAR Grants in Last Fiscal Year." The size and terms of each option grant to each Named Officer were determined by the Compensation Committee, after receiving the advice of the Consultant, based primarily upon an analysis of comparable companies, a subjective assessment of such Named Officer's performance and his respective level of responsibility in the organization. In connection with the grant of Special Options to the CEO, the Compensation Committee determined that there would be no increase in base compensation to the CEO and no additional stock option grants to the CEO for the next five years.

Chief Executive Officer Compensation. The Compensation Committee reviewed the performance of the Company and of Sam Moore as its Chairman, Chief Executive Officer and President in determining his compensation for the 1998 fiscal year. The Compensation Committee took into account the Company's performance, the base compensation of Mr. Moore relative to the chief executive officers of comparable companies, the advice of the Consultant and the longevity of Mr. Moore's service to the Company. In light of these considerations, the Compensation Committee determined that his base compensation for fiscal 1998 should be increased to $400,000. In reaching this decision, the Compensation Committee also took into account that as part of Mr. Moore's compensation the Company paid him an additional $163,932 to enable him to pay the after income tax cost of premiums for life insurance maintained on the joint lives of Mr. Moore and his wife. This payment was made pursuant to a previously executed agreement and is conditioned upon Mr. Moore maintaining in excess of 3,000,000 votes of Common Stock and Class B Common Stock at all times. See "--Employment and Termination Agreements." The life insurance is designed to ensure sufficient liquidity for Mr. Moore's estate so that the estate would not be forced to sell its significant stock position in the Company to fund its estate tax liability, thus providing stability in the market for the Company's securities.

Mr. Moore was eligible to receive a cash incentive payment if the Company achieved certain targeted pre-tax profits and improved its return on assets ratio as set by the Compensation Committee. Based on such criteria, Mr. Moore received a cash incentive payment award for fiscal 1998 in the amount of $385,000. In addition, in connection with the special bonus determined by the Committee to be paid to the Named Officers in connection with the sale of the music division in fiscal 1997, Mr. Moore received a special bonus in the amount of $225,000 paid in fiscal 1998, and will receive an additional $225,000 bonus in fiscal 1999.

The Compensation Committee also believed that it was important for Mr. Moore to continue to be awarded from time to time long-term, equity-based incentive compensation. During fiscal 1998, the Compensation Committee granted Mr. Moore an Annual Option to purchase 30,000 shares of Common Stock. See "--Option/SAR Grants in Last Fiscal Year." The size of the stock option grant to Mr. Moore was determined by the Compensation Committee based upon a subjective assessment of Mr. Moore's contributions to the Company. In addition, in the fourth quarter of fiscal 1998, the Compensation Committee awarded Mr. Moore Special Options as follows: an option to purchase 300,000 shares of Common Stock or Class B Common Stock at 100% of fair market value on the date of grant; an option to purchase 250,000 shares of Common Stock or Class B Common Stock at 125% of fair market value on the date of grant; and an option to purchase 250,000 shares of Common Stock or Class B Common Stock at 150% of fair market value on the date of grant. In connection with the grant of the Special Options, Mr. Moore agreed that he would receive no increase in base compensation and no further option awards for five years after the date of grant. It is the subjective opinion of the Compensation Committee, based upon the advice of the Consultant, that even though Mr. Moore already owned a significant amount of the equity of the Company, the grant of additional stock options as long-term, equity-based incentive compensation, particularly with option exercise prices above fair market value for certain of his Special Options, would provide Mr. Moore with a further incentive to build shareholder value for the benefit of all shareholders.

Federal Income Tax Deductibility Limitations. Section 162(m) of the Internal Revenue Code of 1986, enacted as part of the Omnibus Budget Reconciliation Act in 1993 ("OBRA"), generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. Compensation paid to these officers in excess of $1,000,000 that is not performance-based cannot be claimed by the Company as a tax deduction.

The Compensation Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek to qualify executive compensation awards as performance-based compensation excluded from the $1,000,000 limit. Stock options and other equity-based incentives granted under the Company's stock incentive plans are intended to qualify as performance-based compensation; however, the Compensation Committee recognizes that interpretations of the Internal Revenue Service with respect to Section 162(m) matters may result in compensation related to certain options not qualifying for exclusion from the $1,000,000 limit and therefore took that risk into account in granting the Annual and Special Options in fiscal 1998. None of the executive officers received compensation in fiscal 1998 that exceeded the $1,000,000 limit on deductibility.

May 21, 1998                   Millard V. Oakley, Chairman
                               Brownlee O. Currey, Jr.
                               W. Lipscomb Davis, Jr.


Performance Graph

     In connection with the annual review of the Company's executive compensation policies for fiscal 1998, the Compensation Committee reviewed the composition of the peer group. Due to the Company's sale of the music division in fiscal 1997, the Compensation Committee determined that a peer group of comparable publishing and gift companies was appropriate both for reviewing the Company's executive compensation policies and for use in the Performance Graph hereinafter set forth thus eliminating certain media companies. The new peer group (the "New Peer Group") is comprised of the following 13 publicly traded companies:

     American Greetings Corp.         Meredith Corp.
     Courier Corp.                    Plenum Publishing Corp.
     Day Runner, Inc.                 Scholastic Corp.
     Gibson Greetings, Inc.           Value Line, Inc.
     Golden Books Family              Waverly, Inc.
        Entertainment, Inc.           John Wiley & Sons, Inc.
     Houghton Mifflin Co.
     Jostens, Inc.

     The companies in the Former Peer Group include the following
17 publicly traded companies:

     American Greetings Corp.         King World Productions, Inc.
     BET Holdings, Inc.               Marvel Entertainment Group, Inc.
     Courier Corp.                    Meredith Corp.
     Day Runner, Inc.                 Plenum Publishing Corp.
     Gaylord Entertainment Co.        Scholastic Corp.
     Golden Books Family              Value Line, Inc.
        Entertainment, Inc.           Waverly, Inc.
     Houghton Mifflin Co.             John Wiley & Sons, Inc.
     Integrity Music, Inc.
     Jostens, Inc.

     The following graph compares the five-year cumulative returns of $100 invested on March 31, 1993 in (i) the Common Stock, (ii) the Class B Common Stock, (iii) Standard & Poor's MidCap 400 Index (the "S&P MIDCAP 400 Index"), (iv) an index compiled by the Company and composed of the publicly traded common stock of the companies comprising the New Peer Group (the "New Peer Group Index") and (v) an index compiled by the Company and composed of the publicly traded common stock of the companies comprising the Former Peer Group (the "Former Peer Group Index"), assuming the reinvestment of all dividends. The returns on the common stock of each member of the Former Peer Group Index and the New Peer Group Index have been weighted to reflect relative stock market capitalization.


          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             Among Thomas Nelson, Inc. Common Stock,
            Thomas Nelson, Inc. Class B Common Stock,
              the S&P MidCap 400 Index, the New Peer
           Group Index and the Former Peer Group Index



         [Line graph placed here representing data below.]




                                  1993  1994  1995  1996   1997  1998
                                  ------------------------------------
Thomas Nelson, Inc.--Common
  Stock (TNM)                     $100  $125  $159  $122  $ 87   $115
Thomas Nelson, Inc.--Class B
  Common Stock (TNM.B)             100   143   156   145   159    131
S&P MIDCAP 400 Index               100   106   115   148   164    244
New Peer Group Index               100    99   111   127   132    193
Former Peer Group Index            100   101   115   130   130    194



     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than 10% beneficial owners are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) reports so filed.

     Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto, and certain written representations furnished to the Company, the Company believes that, during the fiscal year ended March 31, 1998, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements.

                 INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's financial statements for the year ended
March 31, 1998, were examined by Arthur Andersen LLP, independent certified public accountants. Representatives of Arthur
Andersen LLP are expected to be present at the Annual Meeting.
Such representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     In keeping with its past practice, the Board of Directors does not intend to select independent auditors for the year ending March 31, 1999 until after the Annual Meeting.

     DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE
        PRESENTED AT 1999 ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in 1999 must be received in writing by the Company at its executive offices at 501 Nelson Place, Nashville, Tennessee 37214-1000, not later than March 12, 1999, in order to be included in the Company's proxy statement and proxy for that meeting.

                    METHOD OF COUNTING VOTES

     Pursuant to rules promulgated by the Commission, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote "for," "against" or "withhold authority" (or abstain) to vote for one or more of the director nominees, and to vote "for," "against" or "abstain" from voting on any other matters submitted to the shareholders. Under applicable securities laws, Tennessee law and the Company's charter and bylaws, an abstention or withholding of authority to vote will have no effect on the outcome of the election of directors, as such election is determined by the number of votes cast. Shares represented at the Annual Meeting by proxies containing instructions to "withhold authority" or abstain will nonetheless be counted as present for purposes of determining whether a quorum exists at the Annual Meeting.

     A broker non-vote occurs when a broker holding shares registered in a street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under Tennessee law and the Company's charter and bylaws, broker non-votes will have no impact on any of the matters to be submitted to the shareholders at the Annual Meeting, but shares represented by a proxy card marked with a non-vote would be counted as present for purposes of determining the existence of a quorum. Under New York Stock Exchange rules, the election of directors is a matter on which a broker has the discretion to vote if instructions are not received from the client at least 10 days prior to the Annual Meeting, but brokers may not have the discretion to vote on any other proposal in the absence of instructions from their clients.


                          MISCELLANEOUS

     The cost of this solicitation of proxies will be borne by the Company. It is anticipated that the solicitation will be made primarily by mail, but regular employees or representatives of the Company may, without additional compensation, also solicit proxies by telephone, telegram, or personal interview and arrange for brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals at the Company's expense.

     The Board of Directors is not aware of any business other than that described in this Proxy Statement to be presented for action at the Annual Meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal that may be properly brought before the Annual Meeting in accordance with their judgment.

     The Annual Report to Shareholders for the year ended
March 31, 1998, is being mailed to all shareholders entitled to vote at the Annual Meeting. Additional information is contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, filed with the Commission. The Company will furnish without charge to any shareholder a copy of its complete Annual Report on Form 10-K, including the financial statements and schedules thereto, upon written request to Joe
L. Powers, Executive Vice President and Secretary, Thomas Nelson, Inc., P. O. Box 141000, Nashville, Tennessee 37214-1000.

                       By order of the Board of Directors.

                       THOMAS NELSON, INC.
                       By Sam Moore, President

July 10, 1998



                                                           APPENDIX A


   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       THOMAS NELSON, INC.
                        501 Nelson Place
                    Nashville, TN 37214-1000

The undersigned hereby appoints SAM MOORE and JOE L. POWERS, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock and Class B Common Stock of Thomas Nelson, Inc. held of record by the undersigned on June 29, 1998, at the Annual Meeting of Shareholders to be held at the Loews Vanderbilt Plaza, 2100 West End Avenue, Nashville, Tennessee 37203 on Thursday, August 20, 1998, at 11:00 a.m., local time, or any adjournment thereof.

1.  ELECTION OF DIRECTORS


 [ ] FOR all nominees listed    [ ] WITHHOLD AUTHORITY (Abstain)
     below (except as               to vote for all nominees
     marked to the contrary         listed below:
     below):
           Sam Moore                        Sam Moore
           Andrew J. Young                  Andrew J. Young

 [ ] AGAINST all nominees
     listed below:
           Sam Moore
           Andrew J. Young

INSTRUCTION: To vote FOR, AGAINST or to WITHHOLD AUTHORITY
(Abstain) to vote for any individual nominee, write that nominee's name on the space provided below and indicate whether your vote is FOR, AGAINST or to WITHHOLD AUTHORITY (Abstain) to vote for that nominee.

---------------------------------------------------------------
---------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election as directors of all the nominees named above.

                                        PLEASE MARK, SIGN, DATE
                                        AND RETURN THE PROXY CARD
                                        PROMPTLY USING THE
                                        ENCLOSED ENVELOPE.
                                        Please sign exactly as
                                        name appears below.  When
                                        shares are held by joint
                                        tenants, both should
                                        sign.  When signing as
                                        attorney, executor,
                                        administrator, trustee,
                                        or guardian, please give
                                        full title as such. If a
                                        corporation, please sign
                                        in full corporate name by
                                        President or other
                                        authorized officer.  If a
                                        partnership, please sign
                                        in partnership name by
                                        authorized persons.

                                        -------------------------
                                        Signature


                                        -------------------------
                                        Signature


                                        DATED:             ,1998
                                              -------------